Exhibit 6.2

AMENDMENT NO. 1

TO

CHANGE OF CONTROL AGREEMENT

This constitutes Amendment No. 1 to that certain Change of Control Agreement (the “Agreement”) by and among Humble Energy, Inc. (the “Company”), Paul Strickland, Selkirk Global Holdings, LLC and Beartooth Asset Holding, LLC (collectively, “Strickland”) and Ian Acrey and PanMeridian KS Holdings, LLC, a Kansas limited liability company (collectively, “PMKS”). Capitalized terms herein shall have the same meanings as set forth in the Agreement.

For good and adequate consideration, the receipt and adequacy of which is hereby acknowledged, the Company, Strickland and PMKS agree, as follows:

A.           In the section of the Agreement entitled “Miscellaneous,” the following is inserted:

Irrevocable Transfer Agent Instruction Letter. As further consideration for Strickland’s entering into this Agreement, the Parties, and each of them, agree that they shall take, or cause to be taken, such actions as may be necessary for the Company to enter into an Irrevocable Transfer Agent Instruction Letter, in the form of Exhibit B attached hereto, whereby a share reserve would be established in favor of Strickland, including affiliates, with respect to the Strickland Debt Obligations set forth in Schedule B attached hereto.

B.           Schedule “A” of the Agreement is hereby deleted in its entirety and replaced with the following:

SCHEDULE “A”

Strickland Securities to be transferred to Amiba Energy, LLC pursuant to the Agreement:

•	1,000,000 Series A preferred shares of the Company held by Beartooth Asset Holdings, LLC (controlled by Paul Strickland)

In all other aspects, the Agreement is ratified and affirmed as of the 2nd day of August, 2024.

HUMBLE ENERGY, INC.

By: /s/ Mark Morelli	/s/ Ian B. Acrey
Mark Morelli	Ian B. Acrey, individually
Chief Executive Officer	Chief Executive Officer

PANMERIDIAN KS HOLDINGS, LLC

By: AMIBA ENERGY, LLC,	Paul Strickland, individually
its Manager

By: /s/ Ian B. Acrey	SELKIRK GLOBAL HOLDINGS, LLC
Ian B. Acrey
Manager
By: /s/ Paul Strickland
AMIBA ENERGY, LLC	Paul Strickland
Manager

By: /s/ Ian B. Acrey	BEARTOOTH ASSET HOLDINGS, LLC
Ian B. Acrey
Manager
By: /s/ Paul Strickland
Paul Strickland Manager

EXHIBIT B

Form of Irrevocable Transfer Agent Instruction Letter

November __, 2024

Liberty Stock Transfer, Inc.

788 Shrewsbury Ave., Ste 213

Tinton Falls, New Jersey 07724

Ladies and Gentlemen:

Humble Energy, Inc., a Florida corporation (the “Company”) and Selkirk Global Holdings, LLC and Paul Strickland, individually (collectively, the “Investor”), have executed four separate convertible promissory notes (collectively, the “Note”), copies of which are attached hereto.

Any shares issued upon a conversion of the Note are to be issued are to be registered in the names of the registered holder of the securities submitted for conversion or exercise.

You are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of common stock (“Common Stock”) of the Company (initially, 1,000,000,000 shares of Common Stock for the Investor) for issuance upon full conversion of the convertible promissory note referenced herein in accordance with the terms thereof. The Company and the Investor expressly understand that the Investor also has the right to increase its reserve upon request in writing from the Investor to you. For the avoidance of doubt, the Investor does not need confirmation from the Company to increase its reserve. You shall have no duty or obligation to confirm the accuracy of the Investor’s calculations relating to the number of shares to be reserved and are hereby irrevocably authorized and instructed to increase the number of shares reserved as requested by the Investor without any further action or confirmation by the Company.

The ability to convert the Note in a timely manner is a material obligation of the Company pursuant to the Note. Your firm is hereby irrevocably authorized and instructed to issue shares of Common Stock of the Company (without any restrictive legend) to the Investor without any further action or confirmation by the Company (from the Company’s authorized but unissued treasury shares, but in the event there are insufficient treasury shares of Common Stock to accommodate a Conversion Notice (defined below) your firm and the Company agree that the Conversion Notice should be completed using Common Stock that the Company has reserved for the Investor) by either (i) electronically by crediting the account of a Prime Broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, provided that the Company has been made FAST/DRS eligible by DTCC (DWAC), or (ii) in certificated form without any legend which would restrict the transfer of the shares, and you should remove all stop-transfer instructions relating to such shares: (A) upon your receipt from the Investor dated within 90 days from the date of the issuance or transfer request, of: (i) a notice of conversion (“Conversion Notice”) executed by the Investor; and (ii) an opinion of counsel of the Investor, in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), to the effect that the shares of Common Stock of the Company issued to the Investor pursuant to the Conversion Notice are not “restricted securities” as defined in Rule 144 and should be issued to the Investor without any restrictive legend; and (B) the number of shares to be issued is less than 9.99% of the total issued common stock of the Company.

The Company hereby requests that your firm act immediately, without delay and without the need for any action or confirmation by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor. Additionally, the Company hereby requests that upon the Investor’s request, your firm provide them with the share structure of the Company, including issued and outstanding, authorized, and public float. The Investor understands and acknowledges that you charge a fee of $350 to process each conversion. If the Company has an outstanding balance over 90 days with the Transfer Agent the fee will be increased to $700 to process each conversion.

The Investor and the Company understands that Liberty Stock Transfer, Inc. (“Liberty”) shall not be required to perform any issuances or transfers of shares if (a) the Company or request violates, or be in violation of, any terms of the Transfer Agent Agreement, (b) such an issuance or transfer of shares be in violation of any state or federal securities laws or regulation or (c) the issuance or transfer of shares be prohibited or stopped as required or directed by a court order and Liberty shall be entitled to rely on the advice of its own counsel in making any such determination.

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The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Board of Directors of the Company has approved the foregoing irrevocable instructions and does hereby extend the Company’s irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

The Company agrees that in the event that the Transfer Agent resigns as the Company’s transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five (5) business days. The Company and the Investor agree that the Company may not terminate the Transfer Agent without the express written permission of the Investor. Furthermore, if the Company terminates the current Transfer Agent, the Transfer Agent shall be entitled to a termination fee of $15,000 payable to the current transfer agent prior to termination.

The Investor is intended to be and are third party beneficiaries hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.

Very truly yours,

HUMBLE ENERGY, INC.

Exemplar

By: ________________________

Mark Morelli

Chief Executive Officer

Acknowledged and Agreed:

LIBERTY STOCK TRANSFER, INC.

Exemplar

By: __________________________

Jeff English

President

Acknowledged and Agreed:	Acknowledged and Agreed:

SELKIRK GLOBAL HOLDINGS, LLC

Exemplar By: __________________________ Paul Strickland Manager	Exemplar __________________________ Paul Strickland, individually

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